Exhibit 99.6

Item 8. Financial Statements and Supplementary Data

Genworth Life and Annuity Insurance Company and Subsidiaries

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Genworth Life and Annuity Insurance Company:

We have audited the accompanying consolidated balance sheets of Genworth Life and Annuity Insurance Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements give retroactive effect to the mergers of Genworth Life and Annuity Insurance Company, Federal Home Life Insurance Company and First Colony Life Insurance Company on January 1, 2007, which have been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. However, they will become the historical consolidated financial statements of Genworth Life and Annuity Insurance Company and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genworth Life and Annuity Insurance Company and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain nontraditional long-duration contracts and separate accounts in 2004.

/s/ KPMG LLP

Richmond, Virginia

March 12, 2007

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(Amounts in millions)

	Years ended December 31,
	2006	2005	2004
Revenues:
Premiums	$1,132.3	$1,112.4	$1,152.1
Net investment income	1,116.9	1,018.6	964.1
Net investment gains (losses)	3.1	(9.7)	7.6
Policy fees and other income	382.8	362.3	323.4

Total revenues	2,635.1	2,483.6	2,447.2

Benefits and expenses:
Benefits and other changes in policy reserves	1,101.9	1,145.1	1,185.5
Interest credited	496.7	456.0	487.0
Acquisition and operating expenses, net of deferrals	270.4	237.9	170.7
Amortization of deferred acquisition costs and intangibles	84.1	177.4	212.2
Interest expense	134.0	48.7	24.5

Total benefits and expenses	2,087.1	2,065.1	2,079.9

Income before income taxes and cumulative effect of change in accounting principle	548.0	418.5	367.3
Provision (benefit) for income taxes	188.4	147.9	(240.0)

Net income before cumulative effect of change in accounting principle	359.6	270.6	607.3
Cumulative effect of change in accounting principle, net of tax of $0.0 million	—	—	(0.1)

Net income	$359.6	$270.6	$607.2

See Notes to Consolidated Financial Statements.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in millions, except share and per share amounts)

	December 31,
	2006	2005
Assets
Investments:
Fixed maturities available-for-sale, at fair value	$15,962.7	$13,566.5
Equity securities available-for-sale, at fair value	35.8	29.1
Commercial mortgage loans	2,917.1	2,680.2
Policy loans	486.7	471.5
Other invested assets ($429.8 and $483.6 restricted)	740.2	980.9

Total investments	20,142.5	17,728.2
Cash and cash equivalents	423.8	555.0
Accrued investment income	172.3	159.4
Deferred acquisition costs	2,660.0	2,149.6
Goodwill	471.2	471.2
Intangible assets	520.7	563.1
Reinsurance recoverable	9,386.8	10,187.0
Other assets	343.3	437.8
Separate account assets	10,383.4	8,777.3

Total assets	$44,504.0	$41,028.6

Liabilities and stockholders’ equity
Liabilities:
Future annuity and contract benefits	$24,371.6	$23,443.0
Liability for policy and contract claims	279.3	322.1
Other policyholder liabilities	207.0	246.8
Deferred income tax liability	1,004.5	799.9
Non-recourse funding obligations	2,765.0	1,400.0
Other liabilities ($436.6 and $487.1 restricted)	1,049.5	1,434.0
Separate account liabilities	10,383.4	8,777.3

Total liabilities	40,060.3	36,423.1

Commitments and contingencies

Stockholders’ equity:
Preferred stock, Cumulative Series A ($1,000 par value, $1,000 redemption and liquidation value, 200,000 shares authorized, 110,000 and 120,000 shares issued and outstanding as of December 31, 2006 and 2005, respectively)	110.0	120.0
Common stock ($1,000 par value, 50,000 shares authorized, 25,651 shares issued and outstanding)	25.6	25.6
Additional paid-in capital	4,025.3	4,020.1

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses)	21.7	84.1
Derivatives qualifying as hedges	0.3	0.9
Additional minimum pension liability	—	(3.3)

Total accumulated other comprehensive income (loss)	22.0	81.7
Retained earnings	260.8	358.1

Total stockholders’ equity	4,443.7	4,605.5

Total liabilities and stockholders’ equity	$44,504.0	$41,028.6

See Notes to Consolidated Financial Statements.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

(Amounts in millions)

	Preferred stock	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity
Balances as of December 31, 2003	$120.0	$25.6	$4,144.2	$618.1	$765.6	$5,673.5

Comprehensive income (loss):
Net income	—	—	—	—	607.2	607.2
Net unrealized gains (losses) on investment securities	—	—	—	(415.8)	—	(415.8)
Derivatives qualifying as hedges	—	—	—	1.5	—	1.5
Additional minimum pension liability	—	—	—	(3.1)	—	(3.1)

Total comprehensive income (loss)						189.8
Contributed capital	—	—	0.5	—	—	0.5
Dividends and other transactions with stockholders	—	—	2.9	—	(829.0)	(826.1)

Balances as of December 31, 2004	120.0	25.6	4,147.6	200.7	543.8	5,037.7

Comprehensive income (loss):
Net income	—	—	—	—	270.6	270.6
Net unrealized gains (losses) on investment securities	—	—	—	(116.8)	—	(116.8)
Derivatives qualifying as hedges	—	—	—	(2.0)	—	(2.0)
Additional minimum pension liability	—	—	—	(0.2)	—	(0.2)

Total comprehensive income (loss)						151.6
Dividends and other transactions with stockholders	—	—	(127.5)	—	(456.3)	(583.8)

Balances as of December 31, 2005	120.0	25.6	4,020.1	81.7	358.1	4,605.5

Comprehensive income (loss):
Net income	—	—	—	—	359.6	359.6
Net unrealized gains (losses) on investment securities	—	—	—	(62.4)	—	(62.4)
Derivatives qualifying as hedges	—	—	—	(0.6)	—	(0.6)
Additional minimum pension liability	—	—	—	3.3	—	3.3

Total comprehensive income (loss)						299.9
Redemption of preferred stock	(10.0)	—	—	—	—	(10.0)
Dividends and other transactions with stockholders	—	—	5.2	—	(456.9)	(451.7)

Balances as of December 31, 2006	$110.0	$25.6	$4,025.3	$22.0	$260.8	$4,443.7

See Notes to Consolidated Financial Statements.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in millions)

	Years ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$359.6	$270.6	$607.2
Adjustments to reconcile net income to net cash from operating activities:
Net investments (gains) losses	(3.1)	9.7	(7.6)
Charges assessed to policyholders	(295.2)	(303.5)	(280.1)
Purchases of trading securities	(49.3)	(15.0)	—
Amortization of fixed maturity discounts and premiums	0.3	14.7	22.5
Acquisition costs deferred	(461.2)	(381.9)	(335.7)
Amortization of deferred acquisition costs and intangibles	84.1	177.4	212.2
Deferred income taxes	236.0	393.5	(215.5)
Change in certain assets and liabilities:
Accrued investment income and other assets	32.5	(6.6)	142.0
Insurance reserves	718.0	674.1	1,006.1
Other liabilities and policy-related balances	2.4	(363.3)	89.9

Net cash from operating activities	624.1	469.7	1,241.0

Cash flows from investing activities:
Proceeds from sales of investment securities and other invested assets	1,608.1	2,595.4	942.3
Proceeds from maturities of investment securities and other invested assets	1,970.4	1,536.3	2,199.5
Principal collected on commercial mortgage loans	228.0	483.3	455.8
Purchases of investment securities and other invested assets	(6,187.2)	(3,675.8)	(3,569.9)
Commercial mortgage loan originations	(461.4)	(611.8)	(497.6)
Policy loans, net	(15.2)	(4.3)	(16.9)
Short-term investment activity, net	(12.0)	15.0	134.4

Net cash from investing activities	(2,869.3)	338.1	(352.4)

Cash flows from financing activities:
Proceeds from issuance of investment contracts	5,237.1	2,394.8	2,036.5
Redemption and benefit payments on investment contracts	(4,047.0)	(3,502.1)	(2,802.6)
Proceeds from secured borrowings from affiliate	—	30.1	—
Proceeds from short-term borrowings and other, net	423.0	965.5	715.4
Payments on short-term borrowings	(394.4)	(997.9)	(712.8)
Proceeds from issuance of non-recourse funding obligations	1,365.0	500.0	300.0
Redemption of surplus notes	—	—	(21.8)
Redemption of preferred stock	(10.0)	—	(36.8)
Dividends paid stockholders	(459.7)	(125.6)	(93.3)

Net cash from financing activities	2,114.0	(735.2)	(615.4)

Net change in cash and cash equivalents	(131.2)	72.6	273.2
Cash and cash equivalents at beginning of year	555.0	482.4	209.2

Cash and cash equivalents at end of year	$423.8	$555.0	$482.4

See Notes to Consolidated Financial Statements.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006, 2005 and 2004

(1) Summary of Significant Accounting Policies

(a) Principles of Consolidation

Genworth Life and Annuity Insurance Company (the “Company,” “GLAIC,” “we,” “us,” or “our” unless the context otherwise requires) is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 as The Life Insurance Company of Virginia. An affiliate of our former ultimate parent company acquired us on April 1, 1996 and ultimately contributed the majority of the outstanding common stock to Genworth Life Insurance Company (“GLIC”).

On May 31, 2004, we became an direct, wholly-owned subsidiary of GLIC while remaining an indirect, wholly-owned subsidiary of Genworth Financial, Inc. (“Genworth”). Our preferred shares are owned by an affiliate, Brookfield Life Assurance Company Limited.

On January 1, 2007, Federal Home Life Insurance Company (“FHL”) and First Colony Life Insurance Company (“FCL”) merged with and into GLAIC. GLAIC is the surviving entity. FHL and FCL were both stock life insurance companies operating under charters granted by the Commonwealth of Virginia and both were affiliates of the Company. We received regulatory approval from the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia (“Bureau of Insurance”). The accompanying consolidated financial statements have been represented as if the mergers had been effective for all periods and were accounted for as a pooling of interests for entities under common control as the Company, FHL and FCL are all wholly-owned subsidiaries of Genworth.

Upon consummation of the FHL and FCL mergers, GLAIC transferred its ownership of American Mayflower Life Insurance Company of New York (“AML”), formerly a wholly-owned subsidiary of FCL, to Genworth Life Insurance Company of New York (“GLICNY”), an affiliate, in exchange for a non-majority ownership interest in GLICNY. AML merged into GLICNY with GLICNY being the surviving entity. For these consolidated financial statements, AML was included for all periods presented as the mergers of FHL and FCL were accounted for as a pooling of interests for entities under common control.

The accompanying consolidated financial statements include the historical operations and accounts of the Company and our subsidiaries which include Assigned Settlement, Inc., GNWLAAC Real Estate Holding, LLC, AML, Jamestown Life Insurance Company (“Jamestown”), River Lake Insurance Company (“River Lake I”), River Lake Insurance Company II (“River Lake II”), River Lake Insurance Company III (“River Lake III”), River Lake Insurance Company IV (“River Lake IV”), and Rivermont Life Insurance Company I (“Rivermont I”). All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Basis of Presentation

These consolidated financial statements have been prepared on the basis of U.S. generally accepted accounting principles (“U.S. GAAP”). Preparing financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

(c) Products

Our product offerings are divided along two major segments of consumer needs: (i) Protection and (ii) Retirement Income and Institutional, formerly known as Retirement Income and Investments.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

Protection products are intended to provide protection against financial hardship primarily after the death of an insured and to protect income and assets from other adverse economic impacts of significant health care costs. Our principal product lines under the Protection segment are term life insurance, universal life insurance, interest-sensitive whole life and Medicare supplement insurance.

Retirement Income and Institutional contracts include deferred annuities for the retirement plan market (variable and fixed) and variable life insurance products that are investment vehicles and insurance contracts intended for contractholders who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income and seek to protect against outliving their assets. Our guaranteed investment contracts (“GICs”), funding agreements and funding agreements backing notes (“FABNs”) are investment contracts sold to institutional buyers. In 2006, we decided to discontinue the sale of structured settlement annuities. We do not expect this to have a material impact on the consolidated financial statements as the majority of our structured settlement business was reinsured to Union Fidelity Life Insurance Company (“UFLIC”), a former affiliate, in 2004.

We distribute our products through three primary channels: financial intermediaries (banks, securities brokerage firms and independent broker/dealers), independent producers (brokerage general agencies, affluent market producer groups and specialized brokers) and dedicated sales specialists (affiliated networks of both accountants and personal financial advisors).

(d) Premiums

For traditional long-duration insurance contracts, we report premiums as earned when due. For short-duration insurance contracts, we report premiums as revenue over the terms of the related insurance policies on a pro-rata basis or in proportion to expected claims.

Premiums received under annuity contracts without significant mortality risk and premiums received on investment and universal life products are not reported as revenues but rather as deposits and are included in liabilities for future annuity and contract benefits.

(e) Net Investment Income and Net Investment Gains and Losses

Investment income is recognized when earned. Investment gains and losses are calculated on the basis of specific identification.

Investment income on mortgage-backed and asset-backed securities is initially based upon yield, cash flow, and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective or prospective method. Under the retrospective method, used for mortgage-backed and asset-backed securities of high credit quality (ratings equal to or greater than AA or that are U.S. Agency backed) which cannot be contractually prepaid, amortized cost of the security is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to net investment income. Under the prospective method, which is used for all other mortgage-backed and asset-backed securities, future cash flows are estimated and interest income is recognized going forward using the new internal rate of return. As of December 31, 2006, all our mortgage-backed and asset-backed securities that have had subsequent revisions in yield, cash flow or prepayment assumptions were accounted for under the retrospective method.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(f) Policy Fees and Other Income

Policy fees and other income consist primarily of insurance charges assessed on universal life contracts, fees assessed against policyholder account values and surrender fee income. Charges to policyholder accounts for universal life cost of insurance is recognized as revenue when due. Variable product fees are charged to variable annuity and variable life policyholders based upon the daily net assets of the policyholder’s account values and are recognized as revenue when charged. Policy surrender fees are recognized as income when the policy is surrendered.

(g) Investment Securities

We have designated our investment securities as either available-for-sale or trading and report them in our Consolidated Balance Sheets at fair value. We determine the appropriate classification of investment securities at the time of purchase. We amortize any bond premium or discount on an effective yield basis over the term of the bond. We obtain values for actively traded securities from external pricing services. For infrequently traded securities, we obtain quotes from brokers, or we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values. Changes in the fair value of available-for-sale investments, net of the effect on deferred acquisition costs (“DAC”), present value of future profits (“PVFP”) and deferred income taxes, are reflected as unrealized investment gains or losses in a separate component of accumulated other comprehensive income. Realized and unrealized gains and losses related to trading securities are reflected in net investment gains (losses). Trading securities are included in other invested assets in our Consolidated Balance Sheets.

We regularly review investment securities for impairment in accordance with our impairment policy, which includes both quantitative and qualitative criteria. Quantitative criteria include length of time and amount that each security position is in an unrealized loss position, and for fixed maturities, whether the issuer is in compliance with terms and covenants of the security. Qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. Securities that in our judgment are considered to be other-than-temporarily impaired are recognized as a charge to net investment gains (losses) in the period in which such determination is made.

(h) Securities Lending Activity

We engage in securities lending transactions for the purpose of enhancing the yield on our investment securities portfolio, which required the borrower to provide collateral, primarily consisting of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the fair value of the applicable securities loaned. We maintain effective control over all loaned securities and therefore, continue to report such securities as fixed maturities in the Consolidated Balance Sheets.

Cash and non-cash collateral, such as a security, received by us on securities lending transactions is reflected in other invested assets with an offsetting liability recognized in other liabilities for the obligation to return the collateral. The fair value of collateral held and included in other invested assets was $84.9 million and $367.3 million at December 31, 2006 and 2005, respectively. As of December 31, 2006, we had no non-cash collateral. As of December 31, 2005, we had $6.9 million of non-cash collateral.

(i) Commercial Mortgage Loans

Commercial mortgage loans are stated at principal amounts outstanding, net of deferred expenses and allowance for loan losses. Interest on loans is recognized on an accrual basis at the applicable interest rate on the

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

principal amount outstanding. Loan origination fees and direct costs as well as premiums and discounts are amortized as level yield adjustments over the respective loan terms. Unamortized net fees or costs are recognized upon early repayment of the loans. Loan commitment fees are generally deferred and amortized on an effective yield basis over the term of the loan. Impaired loans are generally carried on a non-accrual status. Loans are ordinarily placed on non-accrual status when, in management’s opinion, the collection of principal or interest is unlikely, or when the collection of principal or interest is 90 days or more past due.

The allowance for loan losses is maintained at a level that management determines is adequate to absorb estimated probable incurred losses in the loan portfolio. Management’s evaluation process to determine the adequacy of the allowance utilizes an analytical model based on historical loss experience, adjusted for current events, trends and economic conditions. The actual amounts realized could differ in the near term from the amounts assumed in arriving at the allowance for loan losses reported in the consolidated financial statements.

All losses of principal are charged to the allowance for loan losses in the period in which the loan is deemed to be uncollectible. Additions and reductions are made to the allowance through periodic provisions or benefits to net investment gains (losses).

(j) Other Invested Assets

Investments in limited partnerships are generally accounted for under the equity method of accounting. Real estate is included in other invested assets and is stated, generally, at cost less accumulated depreciation. Other long-term investments are stated generally at amortized cost.

(k) Cash and Cash Equivalents

Certificates of deposit, money market funds and other time deposits with original maturities of less than 90 days are considered cash equivalents in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows. Items with maturities greater than 90 days but less than one year at the time of acquisition are considered short-term investments.

(l) Deferred Acquisition Costs

Acquisition costs include costs, which vary with and are primarily related to the acquisition of insurance and investment contracts. Such costs are deferred and amortized as follows:

Long-Duration Contracts. Acquisition costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material and some support costs, such as underwriting and contract and policy issuance expenses. Amortization for traditional long-duration insurance products is determined as a level proportion of premium based on commonly accepted actuarial methods and reasonable assumptions about mortality, morbidity, lapse rates, expenses and future yield on related investments established when the contract or policy is issued. Amortization is adjusted each period to reflect policy lapse or termination rates as compared to anticipated experience. Amortization for annuity contracts without significant mortality risk and investment and universal life products is based on estimated gross profits. Estimated gross profits are adjusted quarterly to reflect actual experience to date or for the unlocking of underlying key assumptions based on experience studies.

Short-Duration Contracts. Acquisition costs consist primarily of commissions and premium taxes and are amortized ratably over the terms of the underlying policies.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

We regularly review all of these assumptions and periodically test DAC for recoverability. For deposit products, if the current present value of estimated future gross profits is less than the unamortized DAC for a line of business, a charge to income is recorded for additional DAC amortization. For other products, if the benefit reserve plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization or for increased benefit reserves. For the years ended December 31, 2006, 2005 and 2004, there were no significant charges to income recorded as a result our DAC recoverability testing.

(m) Intangible Assets

Present Value of Future Profits. In conjunction with the acquisition of a block of insurance policies or investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called PVFP, represents the actuarially estimated present value of future cash flows from the acquired policies. PVFP is amortized, net of accreted interest, in a manner similar to the amortization of DAC.

We regularly review all of these assumptions and periodically test PVFP for recoverability. For deposit products, if the current present value of estimated future gross profits is less than the unamortized PVFP for a line of business, a charge to income is recorded for additional PVFP amortization. For other products, if the benefit reserve plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized PVFP), a charge to income is recorded for additional PVFP amortization or for increased benefit reserves. For the years ended December 31, 2006, 2005 and 2004, there were no significant charges to income recorded as a result our PVFP recoverability testing.

Deferred Sales Inducements to Contractholders. We defer sales inducements to contractholders for features on variable annuities that entitle the contractholder to an incremental amount to be credited to the account value upon making a deposit, and for fixed annuities with crediting rates higher than the contract’s expected ongoing crediting rates for periods after the inducement. Deferred sales inducements to contractholders are reported as a separate intangible asset and amortized in benefits and other changes in policy reserves using the same methodology and assumptions used to amortize DAC.

Software. Purchased software and certain application development costs related to internally developed software are capitalized, above de minimus thresholds. When the software is ready for its intended use, the amounts capitalized are amortized over the expected useful life, not to exceed 5 years.

Other Intangible Assets. We amortize the costs of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment at least annually based on undiscounted cash flows, which requires the use of estimates and judgment, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested at least annually for impairment and written down to fair value as required.

(n) Goodwill

Goodwill is not amortized but is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment, at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (the “component” level) if discrete financial information is prepared and regularly reviewed by management at the component level. We recognize an

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. We use discounted cash flows to establish fair values. Based on the results of our testing, we recorded a goodwill impairment charge of $57.5 million and $59.8 million in 2005 and 2004, respectively. There was no goodwill impairment charge recorded in 2006.

(o) Reinsurance

Premium revenue, benefits and acquisition and operating expenses are reported net of the amounts relating to reinsurance ceded to and assumed from other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies. Premium revenue, benefits and acquisition and operating expenses, net of deferrals, for reinsurance assumed contracts that do not qualify for reinsurance accounting are accounted for under the deposit method of accounting.

(p) Derivatives

Derivative financial instruments are used to manage risk through one of four principal risk management strategies including (i) liabilities, (ii) invested assets, (iii) portfolios of assets or liabilities, and (iv) forecasted transactions.

On the date we enter into a derivative contract, management designates the derivative as a hedge of the identified exposure (fair value, cash flow or foreign currency). If a derivative does not qualify for hedge accounting, according to the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, the changes in its fair value and all scheduled periodic settlement receipts and payments are reported in income.

We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedge transactions. In this documentation, we specifically identify the asset, liability, or forecasted transaction that has been designated as a hedged item, state how the hedging instrument is expected to hedge the risks related to the hedged item, and set forth the method that will be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method that will be used to measure hedge ineffectiveness. We generally determine hedge effectiveness based on total changes in fair value of a derivative instrument.

We discontinue hedge accounting prospectively when: (i) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; (iii) the derivative is de-designated as a hedge instrument; or (iv) it is probable that the forecasted transaction will not occur.

We designate and account for the following as cash flow hedges, when they have met the effectiveness requirements of SFAS No. 133: (i) various types of interest rate swaps to convert floating rate investments to fixed rate investments; (ii) various types of interest rate swaps to convert floating rate liabilities into fixed rate liabilities; and (iii) other instruments to hedge the cash flows of various other forecasted transactions. For all qualifying and highly effective cash flow hedges, the effective portion of changes in fair value of the derivative instrument is reported as a component of other comprehensive income (loss). The ineffective portion of changes in fair value of the derivative instrument is reported as a component of income.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

We designate and account for the following as fair value hedges when they have met the effectiveness requirements of SFAS No. 133: (i) various types of interest rate swaps to convert fixed rate investments to floating rate investments; (ii) various types of interest rate swaps to convert fixed rate liabilities into floating rate liabilities; and (iii) other instruments to hedge various other fair value exposures of investments. For all qualifying and highly effective fair value hedges, the changes in fair value of the derivative instrument are reported in income. In other situations in which hedge accounting is discontinued on a cash flow hedge, amounts previously deferred in other comprehensive income (loss) are reclassified into income when income is impacted by the variability of the cash flow of the hedged item. In addition, changes in fair value attributable to the hedged portion of the underlying instrument are reported in income.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative continues to be carried on the Consolidated Balance Sheets at its fair value, but the hedged asset or liability will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative continues to be carried on the Consolidated Balance Sheets at its fair value, and gains and losses that were accumulated in other comprehensive income (loss) are recognized immediately in income. When the hedged forecasted transaction is no longer probable, but is reasonably possible, the accumulated gain or loss remains in other comprehensive income (loss) and is recognized when the transaction affects income; however, prospective hedge accounting for the transaction is terminated. In all other situations in which hedge accounting is discontinued, the derivative is carried at its fair value on the Consolidated Balance Sheets, with changes in its fair value recognized in the current period as income.

We may enter into contracts that are not themselves derivative instruments but contain embedded derivatives. For each contract, we assess whether the economic characteristics of the embedded derivative are clearly and closely related to those of the host contract and determine whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument.

If it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative. Such embedded derivatives are recorded on the Consolidated Balance Sheets at fair value and are classified consistent with their host contract. Changes in their fair value are recognized in the current period in income. If we are unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the Consolidated Balance Sheets at fair value, with changes in fair value recognized in the current period in income.

(q) Separate Accounts

The separate account assets represent funds for which the investment income and investment gains and losses accrue directly to the variable annuity contractholders and variable life policyholders. We assess mortality risk fees and administration charges on the variable mutual fund portfolios. The separate account assets are carried at fair value and are at least equal to the liabilities that represent the policyholders’ equity in those assets.

(r) Future Annuity and Contract Benefits

Future annuity and contract benefits consist of the liability for investment contracts, insurance contracts and accident and health contracts. Investment contract liabilities are generally equal to the policyholder’s current

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

account value. The liability for life insurance and accident and health contracts is calculated based upon actuarial assumptions as to mortality, morbidity, interest, expense and withdrawals, with experience adjustments for adverse deviation where appropriate.

(s) Liability for Policy and Contract Claims

The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of (a) claims that have been reported to the insurer, (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated, and (c) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process and adjust claims.

Management considers the liability for policy and contract claims provided to be satisfactory to cover the losses that have occurred. Management monitors actual experience, and where circumstances warrant, will revise its assumptions. The methods of determining such estimates and establishing the reserves are reviewed continuously and any adjustments are reflected in operations in the period in which they become known. Future developments may result in losses and loss expenses greater or less than the liability for policy and contract claims provided.

(t) Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

For the period beginning January 1, 2004, and ending on the date of the transfer of our outstanding capital stock to Genworth, we were included in the consolidated federal income tax return of GE. During this period, we were subject to a tax-sharing arrangement that allocated tax on a separate company basis, but provided benefit for current utilization of losses and credits. Intercompany balances were settled at least annually.

Subsequent to the transfer of our outstanding capital stock to Genworth, we filed a consolidated life insurance federal income tax return with our parent, GLIC, and its other life insurance affiliates. We are subject to a separate tax-sharing agreement, as approved by state insurance regulators, which allocates taxes on a separate company basis but provides benefit for current utilization of losses and credits. Intercompany balances are settled at least annually.

We are party to an assumption agreement with our indirect parent company, GNA Corporation (“GNA”), whereby GNA assumes responsibility for any tax contingencies (that will not give rise to future reversals) on our behalf. These contingencies are reflected as an expense of the Company when incurred and are included in current tax expense. The Company recognizes the corresponding amount as a change in additional paid-in capital since the liability for the contingency is assumed by GNA.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(u) Accounting Changes

As of January 1, 2006, we adopted SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. In addition, among other changes, SFAS No. 155 (i) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (ii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (iii) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (iv) eliminates the prohibition on a qualifying special-purpose entity (“QSPE”) from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest. Adoption of SFAS No. 155 did not have a material impact on our consolidated financial statements.

On January 1, 2004, we adopted the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. SOP 03-1 provides guidance on separate account presentation and valuation, accounting for sales inducements to contractholders and classification and valuation of long-duration contract liabilities. The cumulative effect of change in accounting principle related to adopting SOP 03-1 was a $0.1 million reduction in income, net of taxes, for the change in reserves, less additional amortization of deferred acquisition costs, on variable annuity contracts with guaranteed minimum death benefits and on universal life contracts with secondary guarantees.

(v) Accounting Pronouncements Not Yet Adopted

In September 2005, the AICPA issued SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts. This statement provides guidance on accounting for deferred acquisition costs and other balances on an internal replacement, defined broadly as a modification in product benefits, features, rights or coverages that occurs by the exchange of an existing contract for a new contract, or by amendment, endorsement, or rider to an existing contract, or by the election of a benefit, feature, right, or coverage within an existing contract. SOP 05-1 is effective for internal replacements beginning January 1, 2007. We do not expect the adoption of this standard to have a material impact on our consolidated results of operations and financial position.

In July 2006, FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, was issued. This guidance clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. This guidance is effective for fiscal years beginning January 1, 2007. We do not expect the adoption of this interpretation to have a material impact on our consolidated results of operations and financial position.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for us on January 1, 2008. The adoption of SFAS No. 157 is not expected to have a material impact on our consolidated financial statements.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement provides an option to report selected financial assets and liabilities, including insurance contracts, at fair value. SFAS No. 159 will be effective for us on January 1, 2008. We have not decided whether or not we will elect the fair value option for any financial assets or liabilities and therefore do not know the impact, if any, SFAS No. 159 will have on our consolidated financial statements.

(2) Investments

(a) Net Investment Income

For the years ended December 31, the sources of our investment income were as follows:

(Amounts in millions)	2006	2005	2004
Fixed maturities—taxable	$864.9	$798.9	$784.3
Fixed maturities—non-taxable	—	0.1	0.1
Commercial mortgage loans	184.0	172.1	160.4
Equity securities	0.8	1.5	1.7
Other investments	58.7	35.2	7.7
Policy loans	30.1	29.4	26.0

Gross investment income before expenses and fees	1,138.5	1,037.2	980.2
Expenses and fees	(21.6)	(18.6)	(16.1)

Net investment income	$1,116.9	$1,018.6	$964.1

(b) Net Investment Gains (Losses)

For the years ended December 31, net investment gains (losses) were as follows:

(Amounts in millions)	2006	2005	2004
Available-for-sale securities:
Realized gains on sale	$24.7	$33.7	$30.1
Realized losses on sale	(25.7)	(15.5)	(16.0)
Impairments	(0.5)	(27.9)	(6.5)
Net unrealized gains (losses) on trading securities	(1.1)	—	—
Derivative instruments	5.7	—	—

Net investments gains (losses)	$3.1	$(9.7)	$7.6

Derivative instruments primarily consist of changes in fair value on the non-qualifying derivatives, including embedded derivatives, changes in fair value of certain derivatives and related hedged items in fair value hedge relationships and hedge ineffectiveness on qualifying derivative instruments. Effective April 1, 2006, we began classifying changes in fair value of these derivative items as net investment gains (losses). These items were previously included as a component of net investment income, interest credited and benefits and other changes in policy reserves. The amount of these derivative items in prior periods that were included in the aforementioned categories was not material.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(c) Unrealized Gains and Losses

Net unrealized gains and losses on investment securities and other invested assets classified as available-for-sale are reduced by deferred income taxes and adjustments to PVFP and DAC that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities reflected as a separate component of accumulated other comprehensive income (loss) as of December 31, are summarized as follows:

(Amounts in millions)	2006	2005	2004
Net unrealized gains (losses) on investment securities:
Fixed maturities	$69.0	$182.2	$406.8
Equity securities	1.2	6.1	6.7
Restricted other invested assets	(6.8)	(3.5)	—

Subtotal	63.4	184.8	413.5

Adjustments to the present value of future profits and deferred acquisitions costs	(30.2)	(55.7)	(104.4)
Deferred income taxes, net	(11.5)	(45.0)	(108.2)

Net unrealized gains (losses) on investment securities	$21.7	$84.1	$200.9

The change in the net unrealized gains (losses) on investment securities reported in accumulated other comprehensive income (loss) for the years ended December 31, is as follows:

(Amounts in millions)	2006	2005	2004
Net unrealized gains (losses) on investment securities as of January 1	$84.1	$200.9	$616.7

Unrealized gains (losses) on investment arising during the period:
Unrealized gains (losses) on investment securities	(122.5)	(235.0)	16.5
Adjustment to deferred acquisition costs	4.7	6.1	15.3
Adjustment to present value of future profits	20.8	42.6	(7.4)
Provision for deferred income taxes	33.5	63.2	(10.8)

Changes in unrealized gains (losses) on investment securities	(63.5)	(123.1)	13.6
Unrealized gains associated with securities transferred in connection with reinsurance transactions with UFLIC, net of deferred taxes—see note 5	—	—	(424.5)
Reclassification adjustments to net investment (gains) losses net of deferred taxes of $(0.5), $(3.4) and $2.7	1.1	6.3	(4.9)

Net unrealized gains (losses) on investment securities as of December 31	$21.7	$84.1	$200.9

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(d) Fixed Maturities and Equity Securities

As of December 31, 2006, the amortized cost or cost, gross unrealized gains (losses) and estimated fair value of our fixed maturities and equity securities classified as available-for-sale were as follows:

(Amounts in millions)	Amortized cost or cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Fixed maturities:
U.S. government, agencies and government sponsored entities	$205.0	$13.3	$(0.3)	$218.0
Non-U.S. government	276.3	31.4	(0.1)	307.6
U.S. corporate	7,127.5	138.3	(91.3)	7,174.5
Non-U.S. corporate	1,678.3	17.9	(25.3)	1,670.9
Mortgage and asset-backed	6,606.6	26.6	(41.5)	6,591.7

Total fixed maturities	15,893.7	227.5	(158.5)	15,962.7
Equity securities	34.6	1.6	(0.4)	35.8

Total available-for-sale securities	$15,928.3	$229.1	$(158.9)	$15,998.5

As of December 31, 2005, the amortized cost or cost, gross unrealized gains (losses) and estimated fair value of our fixed maturities and equity securities classified as available-for-sale were as follows:

(Amounts in millions)	Amortized cost or cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Fixed maturities:
U.S. government, agencies and government sponsored entities	$242.8	$16.1	$(0.7)	$258.2
Non-U.S. government	241.2	20.8	(0.5)	261.5
U.S. corporate	7,097.7	222.9	(60.8)	7,259.8
Non-U.S. corporate	1,276.3	29.7	(17.2)	1,288.8
Mortgage and asset-backed	4,526.3	21.4	(49.5)	4,498.2

Total fixed maturities	13,384.3	310.9	(128.7)	13,566.5
Equity securities	23.0	6.8	(0.7)	29.1

Total available-for-sale securities	$13,407.3	$317.7	$(129.4)	$13,595.6

For fixed maturity securities, we recognize an impairment charge to income in the period in which we determine that we do not expect to either collect or recover principal and interest in accordance with the contractual terms of the instruments or based on underlying collateral values and considering events such as payment default, bankruptcy or disclosure of fraud. For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book value within a reasonable period. We determine what constitutes a reasonable period on a security-by-security basis based upon consideration of all the evidence available to us, including the magnitude of an unrealized loss and its duration. In any event, this period does not exceed 18 months for common equity securities. We measure impairment charges based on the difference between the book value of the security and its fair value.

We generally intend to hold securities in unrealized loss positions until they recover. However, from time to time, we sell securities in the ordinary course of managing our portfolio to meet diversification, credit quality, yield and liquidity requirements.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

The following table presents the gross unrealized losses and estimated fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2006:

	Less Than 12 Months			12 Months or More
(Dollar amounts in millions)	Estimated fair value	Gross unrealized losses	# of securities	Estimated fair value	Gross unrealized losses	# of securities
Description of Securities
Fixed maturities:
U.S. government, agencies and government sponsored entites	$14.0	$(0.2)	4	$5.6	$(0.1)	5
Government—non U.S.	—	—	—	5.5	(0.1)	6
U.S. corporate	1,554.1	(24.3)	265	1,835.4	(67.0)	413
Corporate—non U.S.	335.9	(4.8)	70	521.3	(20.5)	102
Asset backed	558.3	(1.3)	98	714.4	(13.4)	73
Mortgage backed	536.9	(2.6)	107	821.7	(24.2)	203

Subtotal	2,999.2	(33.2)	544	3,903.9	(125.3)	802
Equity securities	—	—	—	1.9	(0.4)	9

Total temporarily impaired securities	$2,999.2	$(33.2)	544	$3,905.8	$(125.7)	811

% Below cost—fixed maturities:
<20% Below cost	$2,999.2	$(33.2)	544	$3,902.2	$(124.6)	800
20-50% Below cost	—	—	—	1.7	(0.7)	2
>50% Below cost	—	—	—	—	—	—

Total fixed maturities	2,999.2	(33.2)	544	3,903.9	(125.3)	802

% Below cost—equity maturities:
<20% Below cost	—	—	—	1.9	(0.2)	8
20-50% Below cost	—	—	—	—	—	—
>50% Below cost	—	—	—	—	(0.2)	1

Total equity maturities	—	—	—	1.9	(0.4)	9

Total temporarily impaired securities	$2,999.2	$(33.2)	544	$3,905.8	$(125.7)	811

Investment grade	$2,880.4	$(30.5)	505	$3,755.9	$(117.6)	749
Below investment grade	118.8	(2.7)	39	148.7	(7.9)	54
Not Rated	—	—	—	1.2	(0.2)	8

Total temporarily impaired securities	$2,999.2	$(33.2)	544	$3,905.8	$(125.7)	811

The investment securities in an unrealized loss position as of December 31, 2006 consisted of 1,355 securities accounting for unrealized losses of $158.9 million. Of these unrealized losses, 93.2% were investment grade (rated AAA through BBB-) and 99.4% were less than 20% below cost. The amount of the unrealized loss on these securities was primarily attributable to increases in interest rates and changes in credit spreads.

For the fixed maturity securities in an unrealized loss position as of December 31, 2006, two securities are below cost 20% or more and below investment grade (rated BB+ and below) for twelve months or more with

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

$0.7 million unrealized loss. For equity securities in an unrealized loss position as of December 31, 2006, one security is below cost 20% or more and below investment grade (rated BB+ and below) for twelve months or more with $0.2 million of unrealized loss.

Because management expects these investments to continue to perform as to contractual obligations and we have the ability and intent to hold these investment securities until the recovery of the fair value up to the cost of the investments, which may be maturity, we do not consider these investments to be other-than-temporarily impaired at December 31, 2006.

The following table presents the gross unrealized losses and estimated fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2005:

	Less Than 12 Months			12 Months or More
(Dollar amounts in millions)	Estimated fair value	Gross unrealized losses	# of securities	Estimated fair value	Gross unrealized losses	# of securities
Description of Securities
Fixed maturities:
U.S. government, agencies and government sponsored entities	$61.5	$(0.4)	16	$13.8	$(0.3)	3
Government—non U.S.	29.7	(0.4)	26	3.4	(0.1)	4
U.S. corporate	1,935.0	(42.3)	428	477.8	(18.5)	115
Corporate—non U.S.	404.6	(9.8)	98	180.7	(7.4)	25
Asset backed	1,218.9	(11.9)	128	120.1	(1.6)	27
Mortgage backed	1,396.3	(27.1)	250	309.2	(8.9)	95

Subtotal	5,046.0	(91.9)	946	1,105.0	(36.8)	269
Equity securities	—	—	—	2.0	(0.7)	14

Total temporarily impaired securities	$5,046.0	$(91.9)	946	$1,107.0	$(37.5)	283

% Below cost—fixed maturities:
<20% Below cost	$5,034.3	$(87.8)	942	$1,095.5	$(32.0)	260
20-50% Below cost	11.7	(4.1)	4	9.5	(4.8)	9
>50% Below cost	—	—	—	—	—	—

Total fixed maturities	5,046.0	(91.9)	946	1,105.0	(36.8)	269

% Below cost—equity maturities:
<20% Below cost	—	—	—	1.4	(0.3)	5
20-50% Below cost	—	—	—	0.6	(0.2)	7
>50% Below cost	—	—	—	—	(0.2)	2

Total equity maturities	—	—	—	2.0	(0.7)	14

Total temporarily impaired securities	$5,046.0	$(91.9)	946	$1,107.0	$(37.5)	283

Investment grade	$4,831.7	$(82.6)	865	$1,055.2	$(30.3)	234
Below investment grade	214.3	(9.3)	81	50.4	(6.6)	37
Not Rated	—	—	—	1.4	(0.6)	12

Total temporarily impaired securities	$5,046.0	$(91.9)	946	$1,107.0	$(37.5)	283

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

The scheduled maturity distribution of fixed maturities as of December 31, 2006 follows. Actual maturities may differ from contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in millions)	Amortized cost or cost	Estimated fair value
Due in one year or less	$450.9	$450.9
Due after one year through five years	2,307.0	2,338.8
Due after five years through ten years	2,823.4	2,826.2
Due after ten years	3,705.8	3,755.1

Subtotal	9,287.1	9,371.0
Mortgage and asset-backed	6,606.6	6,591.7

Total fixed maturities	$15,893.7	$15,962.7

As of December 31, 2006, $1,562.9 million of our investments (excluding mortgage and asset-backed securities) were subject to certain call provisions.

As of December 31, 2006, securities issued by finance and insurance, utilities and energy, consumer—non cyclical and consumer—cyclical industry groups represented approximately 32.1%, 19.5%, 11.4% and 10.2% of our domestic and foreign corporate fixed maturities portfolio, respectively. No other industry group comprises more than 10% of our investment portfolio. This portfolio is widely diversified among various geographic regions in the U.S. and internationally, and is not dependent on the economic stability of one particular region.

As of December 31, 2006, we did not hold any fixed maturities which individually exceeded 10% of stockholders’ equity.

As of December 31, 2006 and 2005, $18.0 million and $17.5 million, respectively, of securities are on deposit with various state government insurance departments in order to comply with relevant insurance regulations.

(e) Commercial Mortgage Loans

Our mortgage loans are collateralized by commercial properties, including multifamily residential buildings. The carrying value of commercial mortgage loans is stated at original cost net of prepayments, amortization and allowance for loan losses.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

We diversify our commercial mortgage loans by both property type and geographic region. The following table sets forth the distribution across property type and geographic region for commercial mortgage loans as of the dates indicated:

	December 31,
	2006		2005
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Property Type
Office	$802.3	27.4%	$798.3	29.7%
Industrial	854.7	29.3	887.4	33.0
Retail	707.5	24.2	674.5	25.1
Apartments	271.0	9.3	268.6	10.0
Hotel	174.4	6.0	20.2	0.7
Mixed use/other	111.4	3.8	39.0	1.5

Total principal balance	2,921.3	100.0%	2,688.0	100.0%

Unamortized balance of loan origination fees and costs	1.1		3.2
Allowance for losses	(5.3)		(11.0)

Total	$2,917.1		$2,680.2

	December 31,
	2006		2005
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Geographic Region
Pacific	$804.7	27.6%	$780.5	29.0%
South Atlantic	722.7	24.7	630.6	23.5
Middle Atlantic	344.1	11.8	355.7	13.2
East North Central	351.5	12.0	338.8	12.6
Mountain	278.6	9.5	181.6	6.8
West South Central	96.2	3.3	87.7	3.3
West North Central	167.1	5.7	145.4	5.4
East South Central	100.9	3.5	110.6	4.1
New England	55.5	1.9	57.1	2.1

Total principal balance	2,921.3	100.0%	2,688.0	100.0%

Unamortized balance of loan origination fees and costs	1.1		3.2
Allowance for losses	(5.3)		(11.0)

Total	$2,917.1		$2,680.2

For the years ended December 31, 2006 and 2005, respectively, we originated $120.4 million and $97.8 million of mortgages secured by real estate in California, which represents 18.6% and 16.1% of our total originations for those years.

“Impaired” loans are defined under U.S. GAAP as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

Under these principles, we have two types of “impaired” loans: loans requiring specific allowances for losses (none as of December 31, 2006 and 2005) and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral of income recognition ($0.8 million as of December 31, 2006 and 2005). Non-income producing commercial mortgage loans were $0.8 million as of December 31, 2006 and 2005.

The following table presents the activity in the allowance for losses during the years ended December 31:

(Amounts in millions)	2006	2005	2004
Balance as of January 1	$11.0	$15.9	$15.8
Provision	(5.7)	(2.3)	2.5
Amounts written off and reductions	—	(2.6)	(2.4)

Balance as of December 31	$5.3	$11.0	$15.9

During 2005, we refined our process for estimating credit losses in our commercial mortgage loan portfolio. As a result of this adjustment, we released $4.6 million of commercial mortgage loan reserves to net investment income in the fourth quarter of 2005.

(f) Other Invested Assets

The following table sets forth the carrying values of our other invested assets as of the dates indicated:

	December 31,
	2006		2005
(Amounts in millions)	Carrying value	% of total	Carrying value	% of total
Restricted other invested assets	$429.8	58.1%	$483.6	49.3%
Securities lending	84.9	11.5	374.2	38.1
Limited partnerships	103.0	13.9	98.7	10.1
Trading securities	62.3	8.4	15.0	1.5
Derivatives	45.3	6.1	6.5	0.7
Short-term investments	12.0	1.6	—	—
Other investments	2.9	0.4	2.9	0.3

Total	$740.2	100.0%	$980.9	100.0%

Restricted other invested assets

On August 19, 2005, we transferred approximately $499.0 million of investment securities to an affiliated special purpose entity (“SPE”), whose sole purpose is to securitize these investment securities and issue secured notes (the “Secured Notes”) to various affiliated companies. The securitized investments are owned in their entirety by the SPE and are not available to satisfy the claims of our creditors. However, we are entitled to principal and interest payments made on the Secured Notes we hold. Under U.S. GAAP, the transaction is accounted for as a secured borrowing. Accordingly, the Secured Notes are included within our consolidated financial statements as available-for-sale fixed maturities and the liability equal to the proceeds received upon transfer has been included in other liabilities. Additionally, the investment securities transferred are included in other invested assets and are shown as restricted assets.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

As of December 31, 2006, the amortized cost or cost, gross unrealized gains (losses), and estimated fair value of our restricted other invested assets are as follows:

(Amounts in millions)	Amortized cost or cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Fixed maturities:
Foreign other	$395.5	$1.8	$(8.5)	$388.8
U.S. corporate	41.1	0.4	(0.5)	41.0

Total restricted other invested assets	$436.6	$2.2	$(9.0)	$429.8

As of December 31, 2005, the amortized cost or cost, gross unrealized gains (losses), and estimated fair value of our restricted other invested assets are as follows:

(Amounts in millions)	Amortized cost or cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Fixed maturities:
Foreign other	$445.9	$3.6	$(6.8)	$442.7
U.S. corporate	41.2	0.4	(0.7)	40.9

Total restricted other invested assets	$487.1	$4.0	$(7.5)	$483.6

The scheduled maturity distribution of the restricted other invested assets as of December 31, 2006 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

(Amounts in millions)	Amortized cost or cost	Estimated fair value
Due in one year or less	$9.0	$8.9
Due after one year through five years	124.1	121.6
Due after five years through ten years	256.9	252.3
Due after ten years	46.6	47.0

Total restricted other invested assets	$436.6	$429.8

As of December 31, 2006, $77.7 million of our restricted other invested assets were subject to certain call provisions.

As of December 31, 2006, we did not hold any restricted other invested assets, which individually exceeded 10% of stockholders’ equity.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(3) Deferred Acquisition Costs

Activity impacting deferred acquisition costs for the years ended December 31, was as follows:

(Amounts in millions)	2006	2005	2004
Unamortized balance as of January 1	$2,162.4	$1,833.8	$2,357.2
Cost deferred	461.2	381.9	335.7
Amortization, net of interest accretion	(21.7)	(53.3)	(77.5)
Transfers due to reinsurance transactions with UFLIC- see note 5	—	—	(781.6)
Adjustment	66.2	—	—

Unamortized balance as of December 31	2,668.1	2,162.4	1,833.8
Cumulative effect of net unrealized investment gains (losses)	(8.1)	(12.8)	(18.9)

Balance as of December 31	$2,660.0	$2,149.6	$1,814.9

The adjustment is the result of a reclassification from future annuity and contract benefits.

(4) Intangible Assets and Goodwill

As of December 31, 2006 and 2005, the gross carrying amount and accumulated amortization of intangibles, net of interest accretion, subject to amortization were as follows:

	2006		2005
(Amounts in millions)	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Present value of future profits (“PVFP”)	$700.7	$(210.2)	$679.9	$(154.4)
Capitalized software	94.7	(74.2)	97.3	(68.7)
Deferred sales inducements to contractholders	11.5	(1.8)	8.7	(0.8)
All other	2.5	(2.5)	2.5	(1.4)

Total	$809.4	$(288.7)	$788.4	$(225.3)

Amortization expense related to intangible assets for the years ended December 31, 2006, 2005 and 2004 was $62.4 million, $66.6 million and $74.9 million, respectively. Amortization expense related to deferred sales inducements to contractholders of $1.0 million, $0.6 million and $0.2 million was included in benefits and other changes in policy reserves for the years ended December 31, 2006, 2005 and 2004, respectively.

(a) Present Value of Future Profits

The method used by us to value PVFP in connection with acquisitions of life insurance entities is summarized as follows: (1) identify the future gross profits attributable to certain lines of business, (2) identify the risks inherent in realizing those gross profits and (3) discount those gross profits at the rate of return that we must earn in order to accept the inherent risks.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

The following table presents the activity in PVFP for the years ended December 31:

(Amounts in millions)	2006	2005	2004
Unamortized balance as of January 1	$568.4	$623.6	$878.1
Interest accreted at 5.8%, 5.8% and 5.9%, respectively	31.2	34.7	44.1
Amortization	(87.0)	(89.9)	(99.2)
Amounts transferred in connection with reinsurance transactions with UFLIC—see note 5	—	—	(199.4)

Unamortized balance as of December 31	512.6	568.4	623.6
Accumulated effect of net unrealized investment gains (losses)	(22.1)	(42.9)	(85.5)

Balance as of December 31	$490.5	$525.5	$538.1

The estimated percentage of the December 31, 2006 PVFP balance net of interest accretion, before the effect of unrealized investment gains or losses, to be amortized over each of the next five years is as follows:

2007	8.7%
2008	7.6%
2009	6.7%
2010	5.6%
2011	5.5%

Amortization expenses for PVFP for future periods will be affected by acquisitions, dispositions, net investment gains (losses) or other factors affecting the ultimate amount of gross profits realized from certain lines of businesses. Similarly, future amortization expenses for other intangibles will depend on future acquisitions, dispositions and other business transactions.

(b) Goodwill

Our goodwill balance for the Protection segment was $471.2 million as of December 31, 2006 and 2005. We do not have any remaining goodwill balance in our Retirement Income and Institutional segment as of December 31, 2006 and 2005. In 2005, we recognized an impairment of $57.5 million to amortization expense in our Protection segment. In 2005, we also recorded a $7.7 million pre-acquisition tax contingency release. The fair value of that reporting unit was estimated using the expected present value of future cash flows.

In 2004, as a result of the reinsurance transactions with UFLIC, described in note 5, we were not able to transfer any goodwill, as the reinsurance transactions with UFLIC did not constitute the disposition of a business. However, as the reinsurance transactions with UFLIC represented a significant portion of our operations, we were required to test goodwill for impairment and recognized an impairment charge of $59.8 million to amortization expense in the Retirement Income and Institutional reporting unit for the year ended December 31, 2004. The fair value of that reporting unit was estimated using the expected present value of future cash flows.

(5) Reinsurance

We reinsure a portion of our policy risks to other companies in order to reduce our ultimate losses and to diversify our exposures. We also assume certain policy risks written by other companies. Reinsurance accounting is followed for assumed and ceded transactions when adequate risk transfer has occurred. Otherwise, the deposit method of accounting is followed.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

Reinsurance contracts do not relieve us from our obligations to policyholders. In the event that the reinsurers are unable to meet their obligations, we remain liable for the reinsured claims. We monitor both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. Other than the relationship discussed below with UFLIC, we do not have significant concentrations of reinsurance with any one reinsurer that could have a material impact on our financial position.

As of December 31, 2006, the maximum amount of individual ordinary life insurance normally retained by us on any one individual life policy with an issue age up to and including 75 is $1.0 million. Beginning January 1, 2007, we increased the maximum amount to $5.0 million. The retention limit for issue ages over 75 is $0.1 million; however, we increased the maximum amount to $0.5 million beginning January 1, 2007.

On April 15, 2004, we entered into reinsurance transactions in which we ceded to UFLIC substantially all of our in-force blocks of variable annuities and structured settlements, excluding the RetireReadySM Retirement Answer Variable Annuity (“Retirement Answer”) product. UFLIC also assumed any benefit or expense resulting from third-party reinsurance that we had on this block of business. We had $6.5 billion and $6.9 billion in retained assets that are attributable to the separate account portion of the variable annuity business and will make any payments with respect to that separate account portion directly from these assets as of December 31, 2006 and 2005, respectively. The reinsurance transactions with UFLIC were reported on our tax returns at fair value as determined for tax purposes, giving rise to a net reduction in current and deferred income tax liabilities and resulting in a net tax benefit. Under these reinsurance agreements, we continue to perform various management, administration and support services and receive an expense allowance from UFLIC to reimburse us for costs we incur to service the reinsured blocks. Actual costs and expense allowance amounts are determined by expense studies conducted periodically.

Although we are not relieved of our primary obligations to the contractholders, the reinsurance transactions with UFLIC transfer the future financial results of the reinsured blocks to UFLIC. To secure the payment of its obligations to us under these reinsurance agreements, UFLIC has established trust accounts to maintain an aggregate amount of assets with a statutory book value at least equal to the statutory general account reserves attributable to the reinsured business less an amount required to be held in certain claims paying accounts. A trustee administers the trust accounts and we are permitted to withdraw from the trust accounts amounts due to us pursuant to the terms of the reinsurance agreements that are not otherwise paid by UFLIC. In addition, pursuant to a Capital Maintenance Agreement, General Electric Capital Corporation (“GE Capital”) agreed to maintain sufficient capital in UFLIC to maintain UFLIC’s risk-based capital at not less than 150% of its company action level, as defined from time to time by the National Association of Insurance Commissioners (“NAIC”).

On April 15, 2004, Jamestown, our indirect wholly owned subsidiary, terminated a modified coinsurance retrocession agreement with GLIC, effective as of January 1, 2004, pursuant to which GLIC retroceded to Jamestown a block of long-term care business that GLIC assumed from The Travelers Insurance Company. This recapture resulted in $149.9 million increase in equity that was recorded in the Consolidated Statement of Changes in Stockholders’ Equity as a component of the other transaction with stockholders.

We also use reinsurance for guaranteed minimum death benefit (“GMDB”) options on most of our variable annuity products. We monitor both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. Other than with UFLIC, at December 31, 2006, we had no significant concentrations of variable annuity net at risk reinsurance with any one reinsurer that could have a material impact on our results of operations. As of December 31, 2006, 26.1% of our reinsured life insurance net at risk exposure was ceded to one company.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

Net life insurance in-force as of December 31 is summarized as follows:

(Amounts in millions)	2006	2005	2004
Direct life insurance in force	$580,923.9	$544,147.9	$488,727.1
Amounts assumed from other companies	51,281.5	35,334.0	45,954.6
Amounts ceded to other companies	(237,098.8)	(239,598.8)	(257,715.8)

Net in-force	$395,106.6	$339,883.1	$276,965.9

Percentage of amount assumed to net	13.0%	10.4%	16.6%

The following table sets forth the effects of reinsurance on premiums written and earned for the years ended December 31:

	Written			Earned
(Amounts in millions)	2006	2005	2004	2006	2005	2004
Direct	$1,393.7	$1,404.4	$1,462.5	$1,394.7	$1,405.3	$1,463.1
Assumed	101.3	71.7	140.6	101.3	86.9	100.2
Ceded	(398.0)	(393.8)	(478.6)	(363.7)	(379.8)	(411.2)

Net premiums	$1,097.0	$1,082.3	$1,124.5	$1,132.3	$1,112.4	$1,152.1

Percentage of amount assumed to net				8.9%	7.8%	8.7%

Reinsurance recoveries recognized as a reduction of benefits and other changes in policy reserves amounted to $1,413.5 million, $1,048.2 million and $993.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

(6) Future Annuity and Contract Benefits

Investment Contracts

Investment contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholder’s contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

Insurance Contracts

Insurance contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits less the present value of future net premiums, based on mortality, morbidity and other assumptions, which were appropriate at the time the policies were issued or acquired. These assumptions are periodically evaluated for potential reserve deficiencies. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported and claims in the process of settlement. This estimate is based on our historical experience and the experience of the insurance industry, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

The following table sets forth the major assumptions underlying our recorded liabilities for future annuity and contract benefits as of December 31:

(Amounts in millions)	Mortality/ morbidity assumption	Interest rate assumption	2006	2005
Investment contracts	Account balance	N/A	$9,457.6	$8,866.9
Limited payment contracts	(a)	3.5% - 8.0%	7,960.3	7,878.2
Traditional life insurance contracts	(b)	6.45% - 7.40%	2,171.4	2,031.8
Universal life type contracts	Account balance	N/A	4,692.3	4,574.3
Accident and health	(c)	4.5% - 5.25%	90.0	91.8

Total future annuity and contracts benefits			$24,371.6	$23,443.0

(a)	Either the United States Population Table, 1983 Group Annuitant Mortality Table or 1983 Individual Annuity Mortality Table and Company experience.
(b)	Principally modifications of the 1965-70 or 1975-80 Select and Ultimate Tables, the 1980 Commissioner’s Standard Ordinary Table, the 1980 Commissioner’s Extended Term Table and Company experience.
(c)	The 1958 Commissioner’s Standard Ordinary Table, 1964 modified and 1987 Commissioner’s Disability Tables and Company experience.

Assumptions as to persistency are based on the Company’s experience.

Our variable annuity contracts provide a basic GMDB which provides a minimum account value to be paid on the annuitant’s death. Our contractholders have the option to purchase through riders, at an additional charge, enhanced death benefits. Our separate account guarantees are predominately death benefits; we also have some guaranteed minimum withdrawal benefits.

The total account value (excluding the block of business reinsured through the transaction with UFLIC discussed in note 5) of our variable annuities with death benefits, including both separate account and fixed account assets, was approximately $3,867.4 million and $1,929.4 million as of December 31, 2006 and 2005, respectively, with related guaranteed minimum death benefit exposure (or net amount at risk) of approximately $15.5 million and $8.2 million as of December 31, 2006 and 2005, respectively. The liability for our variable annuity contracts with guaranteed minimum death benefits net of reinsurance was $6.5 million and $2.3 million as of December 31, 2006 and 2005, respectively.

The assets supporting the separate accounts of the variable contracts are primarily mutual fund equity securities and are reflected in our Consolidated Balance Sheets at fair value and reported as summary total separate account assets with an equivalent summary total reported for liabilities. Amounts assessed against the contactholders for mortality, administrative, and other services are included in revenues. Changes in liabilities for minimum guarantees are included in benefits and other changes in policy reserves.

Separate account net investment income, net investment gains and losses, and the related liability changes are offset within the same line item in the Consolidated Statements of Income. There were no gains or losses on transfers of assets from the general account to the separate account.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(7) Liability for Policy and Contract Claims

The following table sets forth changes in the liability for policy and contract claims for the years ended December 31:

(Amounts in millions)	2006	2005	2004
Balance as of January 1	$322.1	$393.1	$327.2
Less reinsurance recoverables	(152.0)	(173.7)	(171.2)

Net balance as of January 1	170.1	219.4	156.0

Amounts transferred in connection with reinsurance transactions with UFLIC	—	—	(24.9)
Incurred related to insured events of:
Current year	487.1	447.3	636.3
Prior years	(1.6)	3.8	(1.5)

Total incurred	485.5	451.1	634.8

Paid related to insured events of:
Current year	(397.0)	(364.5)	(440.9)
Prior years	(98.7)	(135.9)	(105.6)

Total paid	(495.7)	(500.4)	(546.5)

Net balance as of December 31	159.9	170.1	219.4

Add reinsurance recoverables	119.4	152.0	173.7

Balance as of December 31	$279.3	$322.1	$393.1

For each of the three years presented above, the change in prior years incurred liabilities primarily relates to favorable and unfavorable developments in claims incurred but not reported for our accident and health insurance business. In general, our insurance contracts are not subject to premiums experience adjustments as a result of prior year effects.

(8) Employee Benefit Plans

We previously sponsored a defined benefit pension plan (the “Plan”) subject to the provisions of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”). The Plan’s benefits were frozen as of September 27, 2005. There were no new participants since January 1, 1998. The Plan provides defined benefits based on years of service and final average compensation. We used a December 31 measurement date for the Plan. As of December 31, 2005, we recognized a net pension accrued liability of $6.6 million. For the years ended December 31, 2005 and 2004, we have recognized net periodic benefit costs of $2.0 million and $1.0 million, respectively. As of November 1, 2006, the sponsorship of the Plan was transferred to GNA, an affiliate. Costs associated with the Plan will continue to be allocated based on the existing affiliate cost-sharing agreements.

(9) Non-recourse Funding Obligations

We have issued non-recourse funding obligations in connection with our capital management strategy related to our term and universal life insurance businesses.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

The following table sets forth the non-recourse funding obligations (surplus notes) of the River Lake and Rivermont Life Insurance Companies, wholly-owned, special purpose consolidated captive insurance subsidiaries as of December 31:

(Amounts in millions)
Issuance	2006	2005
River Lake I (a), due 2033	$600.0	$600.0
River Lake I (b), due 2033	200.0	200.0
River Lake I (a), due 2033	300.0	—
River Lake II (a), due 2035	300.0	300.0
River Lake II (b), due 2035	300.0	300.0
River Lake III (b), due 2036	750.0	—
Rivermont I (b), due 2050	315.0	—

Total non-recourse funding obligations	$2,765.0	$1,400.0

(a)	Accrual of interest based on one-month LIBOR plus or minus margin
(b)	Accrual of interest based on one-month LIBOR plus margin

The floating rate notes have been deposited into a series of trusts that have issued money market or term securities. Both principal and interest payments on the money market and term securities are guaranteed by a third-party insurance company. The holders of the money market or term securities cannot require repayment from us or any of our subsidiaries, other than the River Lake and Rivermont Insurance Companies, as applicable, the direct issuers of the notes. Genworth has provided a limited guarantee to Rivermont I, where under adverse interest rate, mortality or lapse scenarios (or combination thereof), which we consider remote, Genworth may be required to provide additional funds to Rivermont I. We have agreed to indemnify the issuers and the third-party insurer for certain limited costs related to the issuance of these obligations.

Any payment of principal, including by redemption, or interest on the notes may only be made with the prior approval of the Director of Insurance of the State of South Carolina in accordance with the terms of its licensing orders and in accordance with applicable law. The holders of the notes have no rights to accelerate payment of principal of the notes under any circumstances, including without limitation, for nonpayment or breach of any covenant. Each issuer reserves the right to repay the notes that it has issued at any time, subject to prior regulatory approval.

The weighted average interest rate on the non-recourse funding obligations as of December 31, 2006 and 2005 was 5.4% and 4.5%, respectively. Because the non-recourse funding obligations bear variable interest rates, carrying value approximates fair value as of December 31, 2006 and 2005.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(10) Income Taxes

The total provision (benefit) for income taxes for the years ended December 31, consisted of the following components:

(Amounts in millions)	2006	2005	2004
Current federal income tax	$(55.1)	$(229.3)	$(24.4)
Deferred federal income tax	233.0	368.5	(204.8)

Total federal income tax	177.9	139.2	(229.2)

Current state income tax	7.5	(16.3)	(0.1)
Deferred state income tax	3.0	25.0	(10.7)

Total state income tax	10.5	8.7	(10.8)

Total provision (benefit) for income taxes	$188.4	$147.9	$(240.0)

The reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

	2006	2005	2004
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income tax, net of federal income tax benefit	1.2	1.4	(0.6)
Non-deductible goodwill impairment	—	4.8	5.7
Dividends-received deduction	(1.5)	(2.3)	(1.8)
Reinsurance transactions with UFLIC	—	—	(104.6)
Tax contingencies	(0.6)	(1.2)	0.7
Other, net	0.3	(2.4)	0.3

Effective rate	34.4%	35.3%	(65.3)%

The components of the net deferred income tax liability as of December 31, are as follows:

(Amounts in millions)	2006	2005
Assets:
Investments	$26.3	$2.7
Accrued expenses	24.5	95.0
Net operating loss carryforwards	221.5	31.2
Other	57.2	35.5

Total deferred income tax asset	329.5	164.4

Liabilities:
Future annuity and contract benefits	459.2	89.2
Net unrealized gains on investment securities	11.5	45.0
Net unrealized gains on derivatives	0.2	0.5
Present value of future profits	159.4	166.0
Deferred acquisition costs	698.0	557.8
Other	5.7	105.8

Total deferred income tax liability	1,334.0	964.3

Net deferred income tax liability	$1,004.5	$799.9

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

Based on our analysis, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income to enable us to realize our remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

Net operating loss (“NOL”) carryforwards amounted to $632.9 million as of December 31, 2006, and if unused, will expire beginning in 2021.

As of December 31, 2006 and 2005, the current income tax receivable was $144.7 million and $201.6 million, respectively, and was included in other assets in the Consolidated Balance Sheets. We recorded $3.5 million, $(5.0) million and $2.7 million, respectively, in additional paid-in capital as a deemed capital contribution related to the assumption of a liability for tax contingency reserves by our indirect parent, GNA, in 2006, 2005 and 2004. The contribution was offset by an increase in tax expense resulting in no net impact to total stockholders’ equity.

(11) Supplemental Cash Flow Information

Net cash paid (received) for federal and state taxes was $(107.3) million, $(154.5) million and $4.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. Cash paid for interest related to our non-recourse funding obligations was $116.6 million, $40.5 million and $14.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.

For a discussion of dividends paid to stockholders, see note 16. In connection with the reinsurance transaction with UFLIC in 2004 discussed in note 5, we completed several non-cash transactions. These transactions included the transfer of the assets and liabilities. The following table details these transactions as well as other non-cash items:

    Supplemental schedule of non-cash investing and financing activities

	Years ended December 31,
(Amounts in millions)	2006	2005	2004
Excluded net assets:
Assets	$—	$—	$9,834.5
Liabilities	—	—	(9,997.8)

Net assets transferred	$—	$—	$(163.3)

Other non-cash transactions:
Repayment of surplus notes and accrued interest	$—	$—	$543.4
Repayment of preferred stock	—	—	216.6
Recapture of reinsurance agreement	—	—	(149.9)
Change in collateral for securities lending transactions	6.9	27.5	(34.4)
Dividends paid to stockholders	—	440.3	888.9
Tax contingencies and other tax related items	4.3	(5.0)	2.7

Total other non-cash transactions	$11.2	$462.8	$1,467.3

(12) Related Party Transactions

We and other direct and indirect subsidiaries of Genworth are parties to an amended and restated services and shared expenses agreement under which each company agrees to provide and each company agrees to

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

receive certain general services. These services include, but are not limited to, data processing, communications, marketing, public relations, advertising, investment management, human resources, accounting, actuarial, legal, administration of agent and agency matters, purchasing, underwriting and claims. Under the terms of the agreement, settlements are made quarterly.

Under this agreement, amounts incurred for these items aggregated $297.2 million, $278.0 million and $259.8 million for the years ended December 31, 2006, 2005 and 2004, respectively. We also charge affiliates for certain services and for the use of facilities and equipment, which aggregated $175.3 million, $109.1 million and $112.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.

We pay GE Asset Management Incorporated (“GEAM”), an affiliate of GE, for investment services under an investment management agreement. We paid $1.1 million, $4.6 million and $8.2 million in 2006, 2005 and 2004, respectively, to GEAM under this agreement. GEAM related party information is only presented for the first quarter of 2006 as GE and its affiliates ceased to be a related party as of that point in time. We also pay Genworth, our ultimate parent, for investment related services. We paid $15.6 million, $13.1 million and $6.5 million to Genworth in 2006, 2005 and 2004, respectively.

We pay interest on outstanding amounts under a credit funding agreement with GNA, the parent company of GLIC. Interest expense under this agreement was $0.7 million, $0.5 million and $0.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. We pay interest at the cost of funds of GNA, which was 5.2%, 4.3% and 2.2%, as of December 31, 2006, 2005 and 2004, respectively. The amount outstanding as of December 31, 2006 and 2005 was $31.9 million and $6.5 million, respectively, and was included with other liabilities in the Consolidated Balance Sheets.

In 2004, FCL redeemed $250.0 million of its preferred stock from GE Financial Assurance Holdings, Inc. FCL paid an accrued preferred stock dividend of $7.3 million to GE Financial Assurance Holdings, Inc. The redemption and accrued dividend was paid in cash of $44.0 million and the remainder in securities.

In 2004, Jamestown redeemed $369.0 million of surplus notes issued to GE Financial Assurance Holdings, Inc. and $91.0 million of surplus notes issued to Brookfield Life Assurance Company Limited, both affiliates of Jamestown. The redemption was paid in cash of $21.8 million and the remainder in securities equal to the principal of $460.0 million and accrued interest of $105.2 million on the outstanding surplus notes.

(13) Commitments and Contingencies

Commitments

We have certain investment commitments to provide fixed-rate commercial mortgage loans. The investment commitments, which would be collateralized by related properties of the underlying investments and held for investment purposes, involve varying elements of credit and market risk. We were committed to fund $23.4 million and $3.5 million as of December 31, 2006 and 2005, respectively, in commercial mortgage loans, which will be held for investment purposes.

We had limited partnership commitments outstanding of $86.7 million and $56.7 million as of December 31, 2006 and 2005, respectively.

Litigation

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including class action lawsuits. Our pending legal and regulatory actions include

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

proceedings specific to us and others generally applicable to business practices in the industries in which we operate. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition or results of operations. At this time, it is not feasible to predict or determine the ultimate outcomes of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses.

Guarantees

We guaranteed the payment of certain structured settlement benefits sold by Assigned Settlement, Inc., our wholly-owned subsidiary, from March 2004 through December 2005 which were funded by products of our parent and one of our affiliates. The structured settlement reserves related to this guarantee were $275.3 million as of December 31, 2006.

(14) Fair Value of Financial Instruments

Assets and liabilities that are reflected in the consolidated financial statements at fair value are not included in the following disclosure of fair value; such items include cash and cash equivalents, investment securities, separate accounts, other invested assets and derivative financial instruments. Other financial assets and liabilities—those not carried at fair value or disclosed separately—are discussed below. Apart from certain derivative instruments and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using models. The fair value estimates are made at a specific point in time, based upon available market information and judgments about the financial instruments, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the financial instrument.

The basis on which we estimate fair values is as follows:

Commercial mortgage loans. Based on quoted market prices, recent transactions and/or discounted future cash flows, using current market rates at which similar loans would have been made to similar borrowers.

Other financial instruments. Based on comparable market transactions, discounted future cash flows, quoted market prices and/or estimates of the cost to terminate or otherwise settle obligations.

Borrowings and non-recourse funding obligations. Based on quoted market prices or comparable market transactions.

Investment contract benefits. Based on expected future cash flows, discounted at currently offered discount rates for immediate annuity contracts or cash surrender value for single premium deferred annuities.

All other instruments. Based on comparable market transactions, discounted future cash flows, quoted market prices and /or estimates of the cost to terminate or otherwise settle obligations.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

The following represents the fair value of financial assets and liabilities as of December 31:

	2006					2005
(Amounts in millions)	Notional amount			Carrying amount	Estimated fair value	Notional amount			Carrying amount	Estimated fair value
Assets:
Commercial mortgage loans	$		(a)	$2,917.1	$2,913.4	$		(a)	$2,680.2	$2,735.9
Other financial instruments			(a)	49.8	64.7			(a)	57.6	75.1
Liabilities:
Borrowings and related instruments:
Borrowings			(a)	31.9	31.9			(a)	6.5	6.5
Non-recourse funding obligations			(a)	2,765.0	2,765.0			(a)	1,400.0	1,400.0
Investment contract benefits			(a)	9,457.6	9,690.2			(a)	8,866.9	9,121.6
Other firm commitments:
Ordinary course of business lending commitments		23.4		—	—		3.5		—	—
Commitments to fund limited partnerships		86.7		—	—		56.7		—	—

(a)	These financial instruments do not have notional amounts.

Our business activities routinely deal with fluctuations in interest rates and other asset prices. We use derivative financial instruments to mitigate or eliminate certain of these risks. We follow strict policies for managing each of these risks, including prohibition on derivatives market-making, speculative derivatives trading or other speculative derivatives activities. These policies require the use of derivative instruments in concert with other techniques to reduce or eliminate these risks.

A reconciliation of current period changes, net of applicable income taxes, in the separate component of stockholders’ equity labeled “derivatives qualifying as hedges” for the years ended December 31 follows:

(Amounts in millions)	2006	2005
Derivatives qualifying as effective hedges as of January 1	$0.9	$2.9
Current period decreases (increases) in fair value, net of deferred taxes of $0.0 and $(0.4)	—	0.7
Reclassification to net income, net of deferred taxes of $0.3 and $1.5	(0.6)	(2.7)

Balance as of December 31	$0.3	$0.9

Derivatives qualifying as hedges amounting to $0.3 million, net of taxes, recorded in stockholders’ equity at December 31, 2006 is expected to be reclassified to future income, concurrently with and primarily offsetting changes in interest expense and interest income on floating-rate instruments. Of this amount, $0.2 million, net of income taxes, is expected to be reclassified to income in the year ending December 31, 2007. Actual amounts may vary from this amount as a result of market conditions. All forecasted transactions currently being hedged are expected to occur by 2035. No amounts were reclassified to income during the year ended December 31, 2006 and 2005 in connection with forecasted transactions that were no longer considered probable of occurring.

Positions in derivative instruments. The fair value of derivative instruments, including interest rate swaps, equity index options and financial futures, are based upon pricing valuation models which utilize independent

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

third-party data as inputs. The following table sets forth our positions in derivative instruments and the estimated fair values as of the dates indicated:

	December 31,
	2006		2005
(Amounts in millions)	Notional value	Estimated fair value	Notional value	Estimated fair value
Interest rate swaps	$1,303.1	$7.4	$126.0	$(0.8)
Equity index options	271.9	16.4	31.0	2.5
Limited parental guarantee	250.0	15.1	—	—
Financial futures	18.5	—	8.8	0.1

Total	$1,843.5	$38.9	$165.8	$1.8

As of December 31, 2006 and 2005, the fair value of derivatives in a gain position and recorded in other invested assets was $45.3 million and $6.5 million, respectively, and the fair value of derivatives in a loss position and recorded in other liabilities was $6.4 million and $4.7 million, respectively.

Genworth provided a limited parental guarantee to Rivermont I which is accounted for as a derivative under SFAS No. 133 and carried at fair value. This derivative does not qualify for hedge accounting and therefore changes in fair value are reported in net investment gains (losses) in the Consolidated Statements of Income. As of December 31, 2006, the fair value of this derivative was $15.1 million and was recorded in other invested assets.

Income effects of derivatives. In the context of hedging relationships, “effectiveness” refers to the degree to which fair value changes in the hedging instrument offset corresponding fair value changes in the hedged item attributable to the risk being hedged. Certain elements of hedge positions cannot qualify for hedge accounting whether effective or not, and must therefore be marked to market through income. Time value of purchased options is the most common example of such elements in instruments we use. There was no ineffectiveness reported in the fair value of hedge positions for the twelve months ended December 31, 2006 and 2005. There were no amounts excluded from the measure of effectiveness in the twelve months ended December 31, 2006 and 2005 related to the hedge of future cash flows.

Derivative counterparty credit risk. We manage counterparty credit risk on an individual counterparty basis, which means that gains and losses are netted for each counterparty to determine the amount at risk. When a counterparty exceeds credit exposure limits in terms of amounts owed to us, typically as the result of changes in market conditions, no additional transactions are executed until the exposure with that counterparty is reduced to an amount that is within the established limit. The swaps that are executed under master swap agreements containing mutual credit downgrade provisions that provide the ability to require assignment or replacement in the event either parties unsecured debt rating is downgraded below Moody’s “Baa” or S&P’s “BBB.” If the downgrade provisions had been triggered as of December 31, 2006, we could have been required to disburse up to $2.4 million and claim up to $26.2 million from counterparties. This represents the fair value of losses and gains by counterparty. As of December 31, 2006 and 2005, gross fair value gains were $26.2 million and $6.4 million, respectively. As of December 31, 2006 and 2005, gross fair value losses were $2.4 million and $4.6 million, respectively.

Swaps and purchased options with contractual maturities longer than one year are conducted within our approved credit policy constraints. Our policy permits us to enter into derivative transactions with counterparties rated “A2” by Moody’s and “A” by S&P’s if the agreements governing such transactions require both us and the counterparties to provide collateral in certain circumstances.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(15) Non-controlled Entities

We have used third-party entities to facilitate asset securitizations. Disclosure requirements related to off-balance sheet arrangements encompass a broader array of arrangements than those at risk for consolidation. These arrangements include transactions with conduits that are sponsored by third parties.

The following table summarizes the current balance of assets sold to SPEs as of December 31:

(Amounts in millions)	2006	2005
Assets secured by:
Commercial mortgage loans	$126.8	$158.7
Fixed maturities	90.2	150.0
Other receivables	86.7	91.5

Total assets	$303.7	$400.2

Each of the categories of assets shown in the table above represents portfolios of assets that are highly rated. Examples of each category include: commercial mortgage loans—loans on diversified commercial property; fixed maturities—domestic and foreign, corporate and government securities; other receivables—primarily policy loans.

We evaluate the economic, liquidity and credit risk related to the above SPEs and believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our operations, cash flows, or financial position. Financial support for certain SPEs is provided under credit support agreements, in which Genworth provides limited recourse for a maximum of $119.0 million of credit losses in such entities. Assets with credit support are funded by demand notes that are further enhanced with support provided by GE Capital. We may record liabilities, for such guarantees based on our best estimate of probable losses. To date, no SPE has incurred a loss.

Sales of securitized assets to SPEs result in a gain or loss amounting to the net of sales proceeds, the carrying amount of net assets sold, the fair value of servicing rights and retained interests and an allowance for losses. There were no off-balance sheet securitization transactions in 2006, 2005 and 2004.

Retained interests and recourse obligations related to such sales that are recorded in fixed maturities in our consolidated financial statements are as follows:

	December 31,
	2006		2005
(Amounts in millions)	Cost	Fair value	Cost	Fair value
Retained interests—assets	$9.7	$19.4	$14.2	$16.6
Servicing assets	—	—	—	—
Recourse liability	—	—	—	—

Total	$9.7	$19.4	$14.2	$16.6

Retained interests. In certain securitization transactions, we retain an interest in transferred assets. Those interests take various forms and may be subject to credit prepayment and interest rate risks. When we securitize

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

receivables, we determine fair value based on discounted cash flow models that incorporate, among other things, assumptions including credit losses, prepayment speeds and discount rates. These assumptions are based on our experience, market trends and anticipated performance related to the particular assets securitized. Subsequent to recording retained interests, we review recorded values quarterly in the same manner and using current assumptions.

Servicing assets. Following a securitization transaction, we retain the responsibility for servicing the receivables, and as such, are entitled to receive an ongoing fee based on the outstanding principal balances of the receivables. There are no servicing assets nor liabilities recorded as the benefits of servicing the assets are adequate to compensate an independent servicer for its servicing responsibilities.

Recourse liability. As described previously, under credit support agreements we provide recourse for credit losses in special purpose entities. We provide for expected credit losses under these agreements and such amounts approximate fair value.

(16) Restrictions on Dividends

Insurance companies are restricted by state regulations departments as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on the greater of 10% of the prior year surplus or prior year net gain from operations. Dividends in excess of the prescribed limits on our earned surplus require formal approval from the Bureau of Insurance. Based on statutory results as of December 31, 2006, we are able to distribute $471.3 million in dividends in 2007 without obtaining regulatory approval. Based on statutory results as of December 31, 2006, we estimate our insurance subsidiaries could pay dividends of approximately $33.1 million to us in 2007 without obtaining regulatory approval.

In 2006, we declared and paid a common stock dividend of $450.0 million. In 2005, we declared and paid a common stock dividend of $556.3 million consisting of cash in the amount of $116.0 million and securities in the amount of $440.3 million. In 2004, concurrently with the consummation of the reinsurance transactions with UFLIC, we paid a dividend to our stockholder consisting of cash and securities. A portion of this dividend, together with amounts paid by certain of our affiliates, was used by GE Financial Assurance Holdings, Inc. to make a capital contribution to UFLIC. The aggregate value of the dividend was $972.6 million, consisting of cash in the amount of $83.7 million and securities in the amount of $888.9 million.

In addition to the common stock dividends, we declared and paid preferred stock dividends of $9.6 million for each of the years ended December 31, 2006, 2005 and 2004. Dividends on the Series A Preferred Stock are cumulative and are payable semi-annually when, and if, declared by the Board of Directors at an annual rate of 8.0% of the par value. On December 29, 2006, we redeemed 10,000 shares of our 120,000 Series A Preferred Stock, par value $1,000 per share. We paid an additional $0.1 million in accrued dividends on the redeemed shares. On January 22, 2007, the Board of Directors authorized the redemption of the remaining 110,000 outstanding shares of Series A Preferred Stock for $110.0 million for par value and $2.2 million in accrued dividends on the redeemed shares. We filed the required Bureau of Insurance notifications on January 24, 2007 and expect to finalize the redemption in March 2007.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(17) Supplemental Statutory Financial Data

We file financial statements with state insurance regulatory authorities and the NAIC that are prepared on an accounting basis prescribed by such authorities (statutory basis). Statutory accounting practices differ from U.S. GAAP in several respects, causing differences in reported net income and stockholders’ equity. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. We have no permitted accounting practices.

The tables below include our combined statutory net income (losses) and statutory capital and surplus:

	Years ended December 31,
(Amounts in millions)	2006	2005	2004
GLAIC and our life insurance subsidiaries, excluding captive life reinsurance subsidiaries	$538.0	$357.9	$626.8
Captive life reinsurance subsidiaries combined statutory net losses	(894.7)	(333.1)	(365.3)

Combined statutory net income (losses)	$(356.7)	$24.8	$261.5

	As of December 31,
(Amounts in millions)	2006	2005
Combined statutory capital and surplus	$1,323.7	$1,564.4

Statutory net income (losses) from our captive life reinsurance subsidiaries relate to their assumption reinsurance of statutorily required term and universal life insurance reserves from our life insurance companies. These reserves are, in turn, funded through the issuance of surplus notes (non-recourse funding obligations) to third parties. Accordingly, the combined statutory net income and distributable income of GLAIC and our life insurance subsidiaries are not affected by the statutory net income (losses) of the captives, except to the extent dividends are received from captives. The combined statutory capital and surplus of GLAIC and our life insurance subsidiaries does not include the capital and surplus of our captive life reinsurance subsidiaries of $1,175.2 million and $520.6 million as of December 31, 2006 and 2005, respectively. Capital and surplus of our captive life reinsurance subsidiaries includes surplus notes (non-recourse funding obligations) as further described in note 9.

The NAIC has adopted Risk Based Capital (“RBC”) requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with (i) asset risk, (ii) insurance risk, (iii) interest rate risk and (iv) business risks. The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, we periodically monitor our RBC level. As of December 31, 2006 and 2005, we exceeded the minimum required RBC levels.

(18) Segment Information

We conduct our operations in two business segments: (1) Protection, which includes term life insurance, universal life insurance, interest sensitive whole life and Medicare supplement insurance; and (2) Retirement Income and Institutional, which includes deferred annuities, individual variable annuities, group variable annuities designed for retirement plans, variable life insurance and specialized products, including GICs, funding

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

agreements, FABNs and structured settlements. We also have Corporate and Other which includes unallocated net investment gains (losses), corporate income, expenses and income taxes.

In 2006, we began to allocate net investment gains (losses) from Corporate and Other to our Protection and Retirement Income and Institutional segments using an approach based principally upon the investment portfolio established to support each of those segments’ products and targeted capital levels. Prior to 2006, all net investment gains (losses) were recorded in Corporate and Other and were not reflected in the results of any of our other segments.

We use the same accounting policies and procedures to measure segment income and assets as we use to measure our consolidated net income and assets. Segment income represents the basis on which the performance of our business is assessed by management. Premiums and fees, other income, benefits and acquisition and operating expenses and policy related amortization are attributed directly to each operating segment. Net investment income and invested assets are allocated based on the assets required to support the underlying liabilities and capital of the products included in each segment.

See note (1)(c) for further discussion of our principal product lines within the aforementioned segments.

The following is a summary of our segments and Corporate and Other activities as of and for the year ended December 31, 2006:

(Amounts in millions)	Protection	Retirement Income and Institutional	Corporate and Other	Consolidated
Premiums	$875.4	$256.9	$—	$1,132.3
Net investment income	537.8	521.0	58.1	1,116.9
Net investment gains (losses)	(2.8)	(7.5)	13.4	3.1
Policy fees and other income	291.3	91.5	—	382.8

Total revenues	1,701.7	861.9	71.5	2,635.1

Benefits and other changes in policy reserves	683.8	418.1	—	1,101.9
Interest credited	220.4	276.3	—	496.7
Acquisition and operating expenses, net of deferrals	179.6	66.8	24.0	270.4
Amortization of deferred acquisition costs and intangibles	52.8	31.3	—	84.1
Interest expense	132.8	—	1.2	134.0

Total benefits and expenses	1,269.4	792.5	25.2	2,087.1

Income before income taxes	432.3	69.4	46.3	548.0
Provision for income taxes	153.2	6.9	28.3	188.4

Net income	$279.1	$62.5	$18.0	$359.6

Total assets	$14,377.5	$28,846.0	$1,280.5	$44,504.0

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

The following is a summary of our segments and Corporate and Other activities as of and for the year ended December 31, 2005:

(Amounts in millions)	Protection	Retirement Income and Institutional	Corporate and Other	Consolidated
Premiums	$778.6	$333.8	$—	$1,112.4
Net investment income	442.1	493.8	82.7	1,018.6
Net investment gains (losses)	—	—	(9.7)	(9.7)
Policy fees and other income	303.4	58.9	—	362.3

Total revenues	1,524.1	886.5	73.0	2,483.6

Benefits and other changes in policy reserves	654.7	490.4	—	1,145.1
Interest credited	216.4	239.6	—	456.0
Acquisition and operating expenses, net of deferrals	137.5	62.2	38.2	237.9
Amortization of deferred acquisition costs and intangibles	147.4	30.0	—	177.4
Interest expense	48.4	—	0.3	48.7

Total benefits and expenses	1,204.4	822.2	38.5	2,065.1

Income before income taxes	319.7	64.3	34.5	418.5
Provision for income taxes	132.9	7.1	7.9	147.9

Net income	$186.8	$57.2	$26.6	$270.6

Total assets	$12,670.3	$26,528.6	$1,829.7	$41,028.6

The following is a summary of our segments and Corporate and Other activities for the year ended December 31, 2004:

(Amounts in millions)	Protection	Retirement Income and Institutional	Corporate and Other	Consolidated
Premiums	$690.7	$461.4	$—	$1,152.1
Net investment income	391.9	479.0	93.2	964.1
Net investment gains (losses)	—	—	7.6	7.6
Policy fees and other income	283.0	40.4	—	323.4

Total revenues	1,365.6	980.8	100.8	2,447.2

Benefits and other changes in policy reserves	598.0	587.5	—	1,185.5
Interest credited	224.4	262.6	—	487.0
Acquisition and operating expenses, net of deferrals	87.6	47.9	35.2	170.7
Amortization of deferred acquisition costs and intangibles	119.6	92.6	—	212.2
Interest expense	14.7	—	9.8	24.5

Total benefits and expenses	1,044.3	990.6	45.0	2,079.9

Income (loss) before income taxes and cumulative effect of change in accounting principle	321.3	(9.8)	55.8	367.3
Provision (benefit) for income taxes	116.1	11.5	(367.6)	(240.0)

Net income (loss) before cumulative effect of change in accounting principle	205.2	(21.3)	423.4	607.3
Cumulative effect of change in accounting principle	(0.8)	0.7	—	(0.1)

Net income (loss)	$204.4	$(20.6)	$423.4	$607.2

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

(19) Quarterly Financial Data (unaudited)

Our unaudited summarized quarterly financial data for the years ended December 31, were as follows:

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
(Amounts in millions)	2006	2005	2006	2005	2006	2005	2006	2005
Net investment income	$256.4	$257.0	$280.0	$237.3	$274.1	$264.2	$306.4	$260.1

Total revenues	$632.3	$622.8	$648.2	$574.9	$645.2	$640.2	$709.4	$645.7

Net income	$83.6	$79.3	$86.0	$79.9	$92.0	$21.0	$98.0	$90.4

(20) Pro Forma Financial Information for Transfer of Ownership in AML (unaudited)

Upon consummation of the FHL and FCL mergers, GLAIC transferred its ownership of AML, formerly a wholly-owned subsidiary of FCL, to GLICNY, an affiliate, in exchange for a non-majority ownership interest in GLICNY. AML merged into GLICNY with GLICNY being the surviving entity.

The following is unaudited pro forma financial information for GLAIC as if the AML and GLICNY transfers occurred on January 1, 2006 for the period indicated:

	For the year ended December 31, 2006
	GLAIC	Pro forma adjustments		Pro forma
Revenues:
Premiums	$1,132.3	$(38.1	)(a)	$1,094.2
Net investment income	1,116.9	(46.8	)(a)	1,070.1
Net investment gains (losses)	3.1	1.0	(a)	4.1
Policy fees and other income	382.8	(2.1	)(a)	380.7

Total revenues	2,635.1	(86.0)		2,549.1

Benefits and expenses:
Benefits and other changes in policy reserves	1,101.9	(40.3	)(a)	1,061.6
Interest credited	496.7	(16.0	)(a)	480.7
Acquisition and operating expenses, net of deferrals	270.4	(0.2	)(a)	270.2
Amortization of deferred acquisition costs and intangibles	84.1	(1.4	)(a)	82.7
Interest expense	134.0	—	(a)	134.0

Total benefits and expenses	2,087.1	(57.9)		2,029.2

Income before income taxes	548.0	(28.1)		519.9
Provision for income taxes	188.4	(10.0	)(a)	178.4
Equity in net income of unconsolidated subsidiary	—	17.3	(b)	17.3

Net income	$359.6	$(0.8)		$358.8

(a)	Reflects adjustments to exclude amounts included in our historical combined financial information relating to the results of operations of AML that were transferred in connection with the transfer of ownership of AML to GLICNY immediately following consummation of the mergers.
(b)	Reflects equity in income of unconsolidated subsidiary for GLAIC’s non-majority ownership interest in GLICNY.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2006, 2005 and 2004

The following is unaudited condensed pro forma financial information for GLAIC as if the AML and GLICNY transfers occurred on December 31, 2006:

	December 31, 2006
	GLAIC	Pro forma adjustments		Pro forma
Assets
Total investments	$20,142.5	$(872.3	)(a)	$19,604.6
		334.4	(b)
Separate account assets	10,383.4	—		10,383.4
Reinsurance recoverable	9,386.8	(321.7	)(a)	9,065.1
Other assets	4,591.3	(183.2	)(a)	4,408.1

Total assets	$44,504.0	$(1,042.8)		$43,461.2

Liabilities and stockholders’ equity
Policyholder liabilities	$24,857.9	$(845.6	)(a)	$24,012.3
Separate account liabilities	10,383.4	—		10,383.4
Non-recourse funding obligations	2,765.0	—		2,765.0
All other liabilities	2,054.0	(245.6	)(a)	1,808.4

Total liabilities	40,060.3	(1,091.2)		38,969.1

Total stockholders’ equity	4,443.7	(286.0	)(a)	4,492.1
		334.4	(b)

Total liabilities and stockholders’ equity	$44,504.0	$(1,042.8)		$43,461.2

(a)	Reflects adjustments to exclude amounts included in our historical combined financial information relating to the assets and liabilities of AML that were transferred in connection with the transfer of ownership of AML to GLICNY immediately following consummation of the merger.
(b)	Reflects adjustments to include the non-majority ownership interest in GLICNY acquired in connection with the transfer of our ownership in AML.